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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                DECEMBER 12, 2003
                                (Date of Report)



                       MANUFACTURED HOME COMMUNITIES, INC.
             (Exact name of registrant as specified in its Charter)



                                     1-11718
                              (Commission File No.)



                 MARYLAND                                      36-3857664
(State or other jurisdiction of incorporation               (I.R.S. Employer
             or organization)                              Identification No.)

 TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS                     60606
   (Address of principal executive offices)                     (Zip Code)



                                 (312) 279-1400
              (Registrant's telephone number, including area code)


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ITEM 5.     OTHER EVENTS AND REGULATION FD DISCLOSURE

         On December 11, 2003, based on the recommendations of a special committee of the Board of Directors, Manufactured Home Communities, Inc. (NYSE:
MHC) today announced that the Board of Directors declared a special cash dividend of $8 per share payable on January 16, 2004 to shareholders of record on January 8, 2004. Given the magnitude of the special cash dividend, the NYSE has advised us that they will defer the ex-dividend date to one day following the date the dividend is paid. Investors choosing to sell their MHC shares prior to the ex-dividend date are encouraged to consult their financial advisors regarding their entitlement to the special cash dividend. The Board of Directors also set an annual dividend rate for 2004 of $0.05 per share and the Board expects to evaluate the Company's annual dividend policy in November, 2004.

         Thomas P. Heneghan, the Company's President, stated, "We used the liquidity caused by our $502 million mortgage financing to aggressively pursue potential acquisitions. We were successful in entering into contracts and letters of intent, subject to due diligence, on transactions with an equity investment of approximately $75 million and an expected initial equity yield of over 8.5%. Although we are pleased with our accomplishments to date, at this time we do not anticipate the pace of transaction volume to continue, and the size of the special cash dividend to our shareholders is consistent with this view."

         Management's guidance for 2004 will be impacted by the timing and successful execution of potential investments. Absent any investments, management's earnings per share guidance for 2004 is between $1.70 and $1.75. These results assume no redemption of the Company's $125 million Perpetual Preferred OP Units and may be impacted by continued competitive housing options impacting occupancy levels in certain communities and variability in income from home sales operations. In the age-qualified communities, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility. In the all-age communities, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single family housing. As potential transactions close, management will provide additional information with respect to the investments.

         After payment of the special cash dividend and the potential investments, the Company's access to capital includes approximately $15 million in cash, line of credit availability of $110 million and retained operating cash flow.



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         The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's ability to maintain rental rates and occupancy; the Company's assumptions about rental and home sales markets; and the effect of interest rates as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

          Manufactured Home Communities, Inc. owns or has a controlling interest in 140 quality communities in 19 states consisting of 51,186 sites. MHC is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.




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SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.








                             MANUFACTURED HOME COMMUNITIES, INC.




                             BY: /s/ Michael Berman
                                ----------------------------
                                 Michael Berman
                                 Vice President, Treasurer and
                                  Chief Financial Officer






DATE:  December 12, 2003
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